EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SSGI ANNOUNCES THE ACQUISITION
OF B&M CONSTRUCTION CO., INC.

WEST PALM BEACH, Florida — May 18, 2010 — SSGI, Inc. (OTC: SSGI) today announced the recent acquisition of B&M Construction Co., Inc., a construction company headquartered in Lakeland, Florida, that specializes in the design, construction and maintenance of retail petroleum facilities. Through the acquisition, SSGI also acquired a 70% interest in Willis Electric, L.L.C.  Willis, also headquartered in Lakeland, Florida, is an electrical contractor specializing in “big box” retail installations.

In connection with the acquisition, three senior executives and former shareholders of B&M – Phillip Lee, William Denmark and Evan Finch – joined the executive management team of SSGI.

“We are delighted to announce this acquisition,” said Larry Glasscock, SSGI’s newly appointed President and Chief Executive Officer.  “Adding B&M greatly increases SSGI’s market share, revenue production, and cash flow from operations. The combination also expands existing operations in 13 additional states. Phillip Lee, Billy Denmark and Evan Finch bring strong experience and demonstrated success to the SSGI team.  The company will certainly benefit from their leadership and ongoing contributions.”

Former B&M President, Chief Executive Officer and majority shareholder, Bobby L. Moore, Jr., added: “I believe the combination of SSGI, B&M and Willis is one that will benefit the customers and employees of B&M and positions SSGI for great success.  I look forward to continuing my relationship with the company as a significant owner of SSGI shares.”  Mr. Moore will assist in the transition as a consultant to SSGI.

About B&M

B&M is a recognized leader in the installation and maintenance of petroleum fueling systems located at such places as convenience stores, truck stops, car washes, and bulk fueling facilities. B&M also installs underground and above ground fuel tanks, piping, canopies, and dispenser systems, and serves as a general contractor in the retail food segment and for other businesses. B&M was incorporated in 1968 and has operating licenses in 14 states throughout the Southeastern United States as well as Texas and Missouri.  Visit http://www.bmconstruction.com for more information.

About SSGI

SSGI, Inc., through its wholly-owned operating subsidiary, Surge Solutions Group, Inc., is a petroleum contractor providing construction and environmental compliance services for its government and private sector clients.  As a general contractor, SSGI provides general contractor services for commercial construction projects. Visit http://www.surgesolutionsgroup.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are “forward-looking statements” that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

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